EXHIBIT 99.3

ITEM 6:    SELECTED CONSOLIDATED FINANCIAL DATA
The selected consolidated financial data below is derived from our consolidated financial statements, which have been audited by an independent registered public accounting firm. This selected consolidated financial and other data represents portions of our financial statements. You should read this information together with Item 7: “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8: “Financial Statements and Supplementary Data” included in this Current Report on Form 8-K. Historical results are not necessarily indicative of future performance.

	Year Ended December 31,
	2011(3)	2010	2009	2008	2007(2)
	(in thousands, except per share data)
Consolidated Statements of Operations Data
Revenues	$2,434,124	$2,259,271	$1,687,447	$1,909,613	$1,464,048
Cost of revenues	1,687,666	1,558,596	1,147,484	1,260,586	975,373
Gross profit	746,458	700,675	539,963	649,027	488,675
Operating income (loss)	(459,183)	184,197	45,027	109,822	46,473
Net income (loss) attributable to Itron, Inc.	(510,157)	104,770	(2,249)	19,811	(22,851)
Earnings (loss) per common share-Basic	$(12.56)	$2.60	$(0.06)	$0.60	$(0.77)
Earnings (loss) per common share-Diluted	$(12.56)	$2.56	$(0.06)	$0.57	$(0.77)
Weighted average common shares outstanding-Basic	40,612	40,337	38,539	33,096	29,584
Weighted average common shares outstanding-Diluted	40,612	40,947	38,539	34,951	29,584

Consolidated Balance Sheet Data
Working capital(1)	$329,632	$178,483	$282,532	$293,296	$249,579
Total assets	2,064,282	2,745,797	2,854,621	2,856,348	3,030,457
Total debt	452,502	610,941	781,764	1,151,767	1,538,799
Total Itron, Inc. shareholders' equity	906,925	1,428,295	1,400,514	1,058,776	790,435

Other Financial Data
Cash provided by operating activities	$252,358	$254,591	$140,787	$193,146	$133,327
Cash used in investing activities	(78,741)	(56,274)	(53,994)	(67,075)	(1,714,416)
Cash (used in) provided by financing activities	(209,453)	(148,637)	(114,121)	(63,376)	1,310,360
Capital expenditures	(60,076)	(62,822)	(52,906)	(63,430)	(40,602)

(1)	Working capital represents current assets less current liabilities.

(2)
On April 18, 2007, we completed the acquisition of Actaris Metering Systems SA (Actaris). The Consolidated Statement of Operations for the year ended December 31, 2007 includes the operating activities of the Actaris acquisition from April 18, 2007 through December 31, 2007.

(3)
During 2011, we incurred a goodwill impairment charge of $584.8 million. In addition, restructuring projects were approved and commenced to increase efficiency and lower our cost of manufacturing, for which we incurred costs of $68.1 million in 2011. Refer to Item 8: “Financial Statements and Supplementary Data, Note 5: Goodwill” and “Financial Statements and Supplementary Data, Note 13: Restructuring” included in this Current Report on Form 8-K for further disclosures regarding the goodwill impairment and restructuring charges.